UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan (State of Incorporation)	32-0058047 (IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Bonuses

On August 15, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of ITC Holdings Corp. (the “Company”) approved discretionary cash bonuses to the Company’s named executive officers in connection with completion of Phase I of the KETA project. The approximate amounts of the discretionary cash bonuses are set forth in the table below. The final amounts will be determined based on the actual capital investment in the project and will be disclosed in the Company’s proxy statement for its next annual meeting.

Name	Title	Bonus
Joseph L. Welch	President and Chief Executive Officer	$97,330
Linda H. Blair	Executive Vice President and Chief Business Officer	$43,112
Cameron M. Bready	Executive Vice President and Chief Financial Officer	$41,466
Jon E. Jipping	Executive Vice President and Chief Operating Officer	$38,175
Daniel J. Oginsky	Senior Vice President and General Counsel	$26,739

Approval of Retention Compensation

The Committee also approved a retention compensation arrangement for Joseph L. Welch, in the aggregate amount of $3,000,000, to be paid in two equal cash payments of $1,500,000 on each of June 30, 2014 and June 30, 2016, based upon Mr. Welch’s continued employment and satisfactory performance as the Company’s Chief Executive Officer at such time. The retention compensation arrangement for Mr. Welch was approved by the Committee subject to the consent of Entergy Corporation (“Entergy”) in accordance with the terms of the previously announced Merger Agreement, dated December 4, 2011, among Entergy, Mid South TransCo LLC, the Company and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC), which consent was received on August 21, 2012. The retention payments will not be included in the calculation of benefits payable to Mr. Welch pursuant to the Company’s Management Supplemental Benefit Plan.

Item 8.01 Other Events.

Declaration of Dividend.

On August 16, 2012, the Board of Directors of the Company declared a quarterly cash dividend of $0.3775 per common share, an increase from the previous quarterly cash dividend of $0.3525 per common share. The quarterly cash dividend is payable on September 17, 2012 to common shareholders of record on September 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 21, 2012

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Senior Vice President and General Counsel